EXHIBIT 10.2

SUMMARY OF AMENDMENT TO ANNUAL INCENTIVE PLAN

On February 26, 2013, the Board approved an amendment to the Company’s non-equity annual incentive plan (the “AIP”) for its named executive officers. The terms of the AIP have been previously disclosed in filings of the Company with the Securities and Exchange Commission (the “SEC”) and a more complete description of the AIP can be located in the Exhibits to the Company’s Annual Report on Form 10-K and in the Company’s latest proxy statement, as filed with the SEC. Determinations of awards to be made pursuant to the AIP are based on the Company’s asset growth and net income, as well as a subjective determination of the Board.

Based on the amendment recently approved by the Board, the discretionary awards for the fiscal year 2013 under the AIP (if any) for Mr. Remer Y. Brinson, III (CEO) and Mr. Thomas J. Flournoy (CFO) will be settled in restricted stock grants with immediate vesting, rather than cash. The amount of restricted stock to be awarded will be determined by converting the dollar amount of the discretionary bonus (as if it were to be paid in cash) to restricted stock, rounded up to the next full share, based on the “fair market value” of the shares at the date of grant. For purposes of this determination, “fair market value” shall mean the average closing price of the Company’s common stock on the Over-the-Counter Bulletin Board (or other national quotation service) for the ten (10) business days prior to such date.